UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2008 (September 15, 2008)

AMBAC FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One State Street Plaza, New York, New York 10004

(Address of Principal Executive Offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 15, 2008 Ambac Financial Group, Inc. (“Ambac”) issued a press release confirming that it has limited direct exposure to Lehman Brothers Inc. and its subsidiaries (‘Lehman”).

Ambac’s direct exposure to Lehman is limited to six interest rate and currency swap transactions where Lehman is the swap counterparty. Ambac has an insignificant net current payable balance, to Lehman. Ambac is exploring contract termination options to mitigate against any future credit risk to Lehman.

Ambac has no direct Lehman exposure in its financial guarantee or financial services investment portfolios. In addition, Ambac has no financial guaranty or CDS obligations related to Lehman. Ambac has reinsured surety exposure covering operational risk of lost or missing customer assets, not market value declines, at several broker-dealers, including Lehman Brothers, with a maximum aggregate exposure of $137 million. Ambac is not aware of any lost or missing customer assets at this time.

Ambac has indirect exposure to Lehman in two ways:

(1)	Ambac’s Financial Services business has approximately $1.3 billion in outstanding GICs backing Credit Linked Notes where Lehman is the CDS counterparty to the transaction. A Failure to Pay or Bankruptcy by Lehman could result in an Event of Default in these transactions, an early termination of the GIC and a return of the deposited monies at par. As previously announced, the State of Wisconsin, Office of the Commissioner of Insurance, has approved up to $1.0 billion in future intercompany asset sales between Ambac Assurance Corp. and Ambac’s Financial Services business, which will enhance the liquidity within the Financial Services business.

(2)	Ambac also has exposure to structured and municipal transactions where the issuer may have entered into a swap or a GIC with Lehman as a counterparty. In these cases, Ambac does not insure Lehman’s performance under these swap or GIC transactions. Non-performance by Lehman may result in a financial impact on the issuer or transaction as it seeks to replace Lehman or seeks to collateralize Lehman’s position.

In addition to these exposures, Lehman has various operating roles such as servicer or auction agent in several transactions insured by Ambac. Lehman also provides a limited number of revolving credit facilities which are available to issuers under certain Ambac insured commercial asset-backed transactions. Ambac does not expect any significant credit impact, to its insured transactions, of Lehman’s inability to perform these activities. Ambac will evaluate each of these situations and work with the issuers to facilitate a transfer of these roles if appropriate.

Certain statements in this document are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMBAC FINANCIAL GROUP, INC.
(Registrant)

By:	/s/ Kevin Doyle
Kevin Doyle
Senior Vice President and General Counsel

Dated: September 15, 2008